EXHIBIT 10.3

February 25, 2014

Robert L. Tritt
4206 N. Hickory Lane
Kansas City, MO 64116

Dear Bob:

In recognition of your service to the organization, and your separation from employment with DST Systems, Inc. (“Company”), we are offering you the separation package set forth in this agreement. This type of agreement is normal Company practice when we offer a special package. The agreement confirms the agreement in writing and makes clear the commitments by the Company and you.

1.    Your employment will end on March 31, 2014. Regardless of whether you sign this agreement and release, you will be paid your normal base salary compensation through March 31, 2014 less applicable taxes and withholdings. You will also be paid your 2013 vacation balance and your vacation entitlement for 2014, less time used in 2014.

You acknowledge and agree that you have been provided with an Equity Summary that provides guidance about your Annual Incentive Program balances and equity awards (“Award Information”). When you accepted your awards you agreed to noncompetition, nonsolicitation, nondisclosure and other terms and conditions, as set forth in your Deferred Cash Award Agreements, Restricted Stock Unit (“RSU”) Agreements, Option Agreements or any other award agreements you have executed or accepted during your employ (“Award Agreements”). These obligations remain applicable, as further stated in Section 6, subject to the time limitations set forth for certain obligations in the Award Agreements.

If you sign this agreement and release, you will have a binding agreement with the Company on the terms set forth in the remainder of this agreement.

2.    If you sign this agreement and release, you will receive:

A lump sum separation payment of $900,000, less applicable taxes and withholdings. Payment of this amount will be made within fifteen (15) calendar days from March 31, 2014, provided this agreement has been signed and not revoked, and further provided that this agreement was signed and returned to the Company on or before the expiration of twenty-one (21) days after you received this agreement. You will not receive any other payments from the Company.

By signing this agreement and release, you acknowledge that:

i)	the payments set forth above and the vestings set forth in the Equity Summary are adequate consideration for the promises and agreements set forth in this agreement and release;

ii)	you will not receive any awards or award vesting other than as set forth in the Equity Summary; and

iii)	you will receive no other payments or consideration from the Company other than the payments and considerations set forth in this Section 2.

3.    By signing this agreement, you indicate that this agreement is satisfactory and that, subject to the specific exclusions set forth in this Section 3, you will not assert any claims against DST Systems, Inc. and its predecessors, successors, assigns, parents, subsidiaries, joint ventures, or affiliated entities, and/or the shareholders, directors, officers, managers, partners, employees, or agents of any of the foregoing (each such released person or entity referred to for purposes of this agreement as “DST Entity”) or against any benefit, award, incentive, commission or other plan of any DST Entity, the administrator, trustee, fiduciary, or administrative committee thereof, or any person associated with any of the foregoing (each such released plan, committee, entity or person referred to for purposes of this agreement as a “Plan”).

This means that, except for the specific exclusions set forth in this Section 3, when you sign at the bottom of this agreement, you are thereby forever releasing and waiving any and all claims and causes of action of any kind or nature for money or for any other form of personal relief, that you have or may have against any DST Entity or against any Plan, based on any events or circumstances arising or occurring on or before the date of your execution of this agreement and release, whether known or unknown, suspected or unsuspected, even if you did not know of or suspect the existence of such a right or claim until after this agreement and release is signed and becomes effective, that relate in any way to your employment, to the ending of your employment, or to any Plan. This release includes, but is not limited to any previous employment agreement, or any federal, state or local common law or under any federal, state or local statute, regulation or ordinance, including, but not limited to, claims of breach of an express or implied contract, claims of breach of the covenant of good faith and fair dealing, claims of defamation or other tort type claims, and any and all claims of unlawful discrimination, harassment, retaliation or other unlawful conduct under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981; Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; Missouri Human Rights Act, Mo. Rev. Stat. § 213.010 et seq.; or Civil Rights Ordinance of Kansas City, Missouri (Ordinance #53581, Chapter 26, Article IX, 26.201-26.236); or under any other federal, state or local statutory or common law.

This release of claims does not include any of the following claims that you have or might have:

a)
any rights or claims related to benefits vested and/or accrued at the time you sign this release of claims under the DST Welfare Benefit Plan, DST Systems, Inc. 401(k) Profit Sharing Plan, or DST Employee Stock Ownership Plan, which rights and claims are governed by the terms of each plan;

b)	the right to continued benefits upon your payment of premiums in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);

c)	any claim to receive workers’ compensation benefits or unemployment insurance, in accordance with applicable law;

d)	any claim to enforce the terms of this agreement and release;

e)
any rights or claims that arise after March 31, 2014 except that if you sign this agreement, you agree to the ending of your employment on March 31, 2014 and that this release specifically includes all claims related to the ending of your employment; or

f)	any claim that cannot be waived as a matter of law.

In addition, nothing in this agreement and release shall interfere with your right to file a charge with, or participate in an investigation or proceeding before the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local regulatory or law enforcement agency. However, the consideration provided to you in this agreement and release shall be the sole relief provided to you for the claims that are released by you in this agreement and release, and you expressly acknowledge and agree to waive, surrender, and give up any personal monetary benefits or recovery against the Company in connection with any such claim, charge, or proceeding without regard to how the charge, investigation, or proceeding was initiated.

4.    If you have questions about any of your qualified retirement plan accounts, please contact Debbie Boll at 816/435-8611. If you are interested in determining whether your coverage could be continued under the Executive Life and/or Executive Long Term Disability Program beyond your termination date, you should contact insurance broker/agent Gary Fulk at 816/561-1336. The expenses of any such continuation are yours not that of the Company, which shall not be responsible for obtaining or maintaining such coverage.

5.    You agree that you shall not disclose, reveal, or divulge to any person or entity, and you shall not use, any “Confidential Information,” “Inventions,” or “Works” (each as defined in this Section) for any purpose.

“Confidential Information” means trade secrets and other valuable non-public information relating to any DST Entity or Plan (as defined in Section 3 of this agreement), including without limitation, the following: (a) inventions, products, designs, prototypes, data, models, file formats, interface protocols, documentation, formulas, improvements, discoveries, methods, computer hardware, firmware and software, source code, object code, programming sequences, algorithms, flow charts, test results, program formats and other works of authorship relating to or used in the current or prospective business or operations of any DST Entity, all of which is Confidential Information, whether or not patentable or made on DST Entity premises or during normal working hours; (b) strategies of any DST Entity including without limitation strategies pertaining to data security, processing errors, intellectual property protection, regulatory compliance, business interruption, contract or dispute negotiation or management of liability, fraud and other risk; (c) the identity of or information pertaining to DST Entity suppliers or employees; (d) information that is proprietary and/or sensitive including without limitation information pertaining to form contracts or provisions thereof, pending contracts or amendments to current contracts, unannounced services or products or the development thereof, employee compensation benefits, sales, marketing, or operating plans, or claims, disputes, errors or litigation; (e) information identifying or pertaining to DST Entity customers or prospective customers or their services, products, accounts, clients, shareowners, account holders, requirements, or operating procedures and including without limitation client lists, pricing information, referral source lists, presentations to actual and proposed clients, past, current, or proposed contracts, unannounced services or products, sales projections, marketing, sales, negotiation and pricing plans and strategies, techniques of operation; (f) the business strategies, trade secrets, and information, including financial, account, account holder, member, client, product, service or other information, of current and prospective suppliers and clients; (g) financial information relating to any DST Entity including without limitation budget, projection, profit margin and financing information; and (h) any other non-public information obtained as a consequence of employment by a DST Entity or otherwise.

“Inventions” mean all discoveries, improvements, and inventions relating to or used in the past, current or prospective business or operations of any DST Entity, whether or not patentable, which were created, made, conceived or reduced to practice by you or under your direction or jointly with others during your employment by a DST Entity, whether or not during normal working hours or on the premises of a DST Entity, or were created by others and disclosed to you.

“Works” mean all original works fixed in a tangible medium of expression by you or under your direction or jointly with others during your employment by a DST Entity, whether or not during normal working hours or on the premises of a DST Entity, and relating to or used in the past, current or prospective business or operations of a DST Entity. You agree to cooperate with the Company in providing information and assistance on any matters that you worked on during your employment.

As stated in Section 11, the purpose of this proposed agreement is to provide for an amicable separation from employment and to help you avoid economic hardship, and we want to provide you with up to twenty-one (21) days to consider the proposed agreement and to consult with an attorney; however, this proposed agreement is contingent on your compliance with the following conditions and, if you fail to comply with these conditions, the proposed agreement will be withdrawn:

You agree not to disclose the terms of this agreement or the circumstances or events of or related to your separation from the Company to anyone other than your spouse or tax or legal advisors (“Separation Matters”). You further agree that you, your spouse, and your tax or legal advisors shall keep the Separation Matters confidential and not disclose them to anyone, unless required to do so by law or court order. The persons and entities to whom you should not disclose Separation Matters include without limitation any actual or prospective customers, clients or vendors of any DST Entity and any employees of any DST Entity.

6.    You agree to continue to abide by and conform to the terms and conditions of the DST Systems, Inc. Business Ethics and Legal Compliance Policy (the "Ethics Policy"), and to comply with your duty of loyalty and other legal obligations. Until March 31, 2015 you agree that you will continue to act in the best interests of DST Entities to the exclusion of your personal advantage, and will avoid and not engage in situations which involve a conflict between your personal interests and the interests of DST Entities.

As provided in your Award Agreements, which you accepted in consideration of receiving the awards and their vesting potential, you are bound to an obligation not to compete with DST Entities for six (6) months from the effective date of your termination of employment and you are also bound for a period of six (6) months from the effective date of your termination of employment not to solicit employees or customers or certain prospective customers of DST Entities, as set forth in additional detail in your Award Agreements. You should have retained a copy of your Award Agreements at the time you accepted them, but if not, they are available from Jennifer Stewart, our Stock Plan Administrator. The obligations in your Award Agreements continue to apply for the period of restrictions set forth therein, and you should review and understand them. The payment in Section 2 of this letter is additional consideration for such obligations, which you re-commit and agree to by signing this letter. You further agree to and acknowledge the following:

A.
Through March 31, 2015, you shall not, without the express written consent of the Company’s President, engage as an employee, owner, partner or in any other capacity in any business activity that is competitive with the services or products of Company or any other DST Entity with which you worked or about which you gained confidential information during the course of your employment with Company (collectively, “DST Solutions”); that is the same or similar or may be used as a substitute for any of the DST Solutions; or that pertains to any of the DST Solutions or the development or sale of software or platforms directly or indirectly related to any of the DST Solutions. This restriction applies to your activities that would pertain to business in the United States or any other country in which any DST Entity has, as of March 31, 2014, offices or operations which accounted for one percent (1%) or more of the annual revenues of such DST Entity.

B.
Through March 31, 2015, you shall not, without the express written consent of the Company's President, directly or indirectly solicit business that is in any way competitive with any of the DST Solutions from any person or entity which was either (i) a customer of any DST Entity as of March 31, 2014, or (ii) a prospective customer of a DST Entity to which a DST Entity made a proposal to do business during 2013.

C.	Any of the activities described above in this Section 6 would inevitably result in your use and/or disclosure of such Confidential Information.

D.
Through March 31, 2015, you shall not directly or indirectly solicit or induce any employee of any DST Entity that is offering or has customers of any of the DST Solutions to leave employment with the DST Entity or otherwise communicate with any employee of any DST Entity regarding the possibility of leaving employment with the DST Entity.

E.
The restrictions set forth above in this Section 6 are fair and reasonable in view of: (1) the extent of your important client and vendor contacts; and (2) the extent of your knowledge of trade secrets and other Confidential Information, especially financial and technological information related to the DST Solutions.

F.
The periods of restriction in this Section 6 and your Award Agreements shall be tolled during any period of time during which you are not in compliance with the provisions of this Section 6 and your Award Agreements, such that the aggregate duration of the restricted period shall be extended for a period of time equal to the aggregate period of time of any such non-compliance; and the Company may do all necessary things, and take all necessary action, in Company’s discretion, to protect its rights under this agreement and your Award Agreements, including without limitation notifying any of your subsequent employers, partners or business associates of the existence of (and furnishing to any such person) the provisions of this Section 6 and your Award Agreements.

G.
If the final judgment of a court or arbitrator with competent jurisdiction declares that any term or provision of this Section 6 or your Award Agreements is invalid or unenforceable, the court or arbitrator making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or geographic area of the applicable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that the terms and provisions of this Section 6 and your Award Agreements will be enforceable as so modified.

H.
If any part of this Section 6 or your Award Agreements is held by a court or arbitrator with competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, and cannot be modified in accordance with this paragraph, such part shall be deemed to be severed from the remainder of this Section 6 or your Award Agreements for the purpose only of the particular legal proceedings in question, and all other covenants and provisions of this agreement shall in every other respect continue in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision.

7.    You agree not to take any action to adversely affect or negatively influence the relationship of any DST Entity with any of its current or prospective clients, vendors or employees. You further agree not to make any oral or written statements or engage in conduct of any kind that either directly or indirectly disparages, criticizes, defames, or otherwise casts a negative characterization upon any DST Entity, any member of the Board of Directors of a DST Entity, or any employee of a DST Entity, and you agree not to direct, encourage, or assist anyone else to do so. This prohibition includes, without limitation, making negative comments through emails, on the Internet, through social networking media, or in any other public or semi-public forum.

8.    You agree that you will cooperate to the fullest extent possible with the Company regarding any pending or future litigation, claim, proceeding or other disputed issue involving any DST Entity or Plan that relates to matters within your knowledge or relates to your responsibilities while employed. Cooperation, as used herein, means you shall: (a) meet with DST Entity representatives and attorneys at reasonable times and places to answer questions regarding facts and other related issues (this includes travel to such locations as requested by the Company); (b) appear and provide testimony if requested by a DST Entity (this includes travel to such locations as requested by the DST Entity); (c) provide full, complete and truthful testimony if you ever testify in deposition, trial or any other proceeding involving any DST Entity or a Plan; (d) notify the General Counsel within three (3) business days if you are served with a subpoena relating to any litigation, claim or proceeding involving a DST Entity or Plan, or if you are contacted by any adverse party or by any representative of an adverse party; and (e) not engage in any discussions with or otherwise assist any adverse party or any adverse party’s representatives related to any claim against any DST Entity or Plan, except as may be required by law. The Company agrees to reimburse you for reasonable time and expenses incurred with respect to your compliance with your obligations under this Section 8.

9.    You agree that for a violation of this agreement that either: (i) pertains to Section 6 of this agreement; or (ii) pertains to Section 5 or 7 of this agreement and is in intentional or reckless disregard of your obligations and has significantly harmed, or could reasonably be deemed to have the potential of significantly harming, a DST Entity or the position of a DST Entity in any potential or actual negotiation, dispute or transaction, then you shall (a) return to the Company within ten (10) business days ninety percent (90%) of the lump sum amount referenced in Section 2 of this agreement, and (b) for any other violation you shall return to the Company within ten (10) business days fifty percent (50%) of the lump sum amount referenced in Section 2; provided if there are multiple violations, you will not be obligated to return a cumulative total of more than ninety (90%) of the lump sum amount referenced in Section 2.

The remedies set forth above are in addition to the Company’s right to seek injunctive relief and right to seek monetary damages above the amount of the required repayments under this Section 9. You and the Company further agree that upon proof of a material violation of your obligations in Sections 5 through 7 of this agreement, such violation may cause irreparable injury to the relevant DST Entity that is not adequately remediable in damages and may entitle the DST Entity to temporary, preliminary and final injunctive relief against further breach of such obligations. You agree to the waiver of any requirement for the posting of any bond as a condition to such equitable relief.

Your obligations in Sections 5 through 8 are in addition to and independent of your existing nondisclosure and intellectual property protection obligations under any Award Agreements, your nondisclosure, intellectual property protection and other obligations under the Ethics Policy, and your obligations under the DST Arbitration Policy. Those obligations remain in full force and effect and apply even after termination of your employment and your signing of this agreement and release of claims. Your noncompetition and nonsolicitation obligations in the Award Agreements also remain in full force and effect and apply even after termination of your employment and your signing of this agreement and release of claims, but they are limited in time as set forth in those agreements and referenced in Section 6 of this letter. The Ethics Policy is available at dstsystems.com under Investor Center/Corporate Governance and the DST Arbitration Policy is available from Human Resources.

10.    You agree to return to the Company by March 31, 2014 all business equipment provided to you by the Company and the originals and copies of business related files, documents, information and materials. You also will return to the Company by March 31, 2014 all Company-supplied credit cards, identification cards and equipment. You also agree to present any requests for reimbursement of business expenses by March 31, 2014 and that any expenses not presented by that date will not be eligible for reimbursement.

11.    This agreement and the release of claims in Section 3 are normal Company practice. The purpose is to provide for an amicable separation from employment and to help you avoid economic hardship. We believe the agreement and release of claims are fair and reasonable, but because it is important for you to fully understand the agreement and release and for you to voluntarily agree to them, we advise you of the following:

a)	You are hereby advised and encouraged to consult with an attorney of your choice before signing this agreement and releasing your claims.

b)
You have up to twenty-one (21) days to consider this agreement and release of claims. If you fail to sign and return this agreement and release of claims on or before the expiration of twenty-one (21) days after you receive the agreement and release of claims, the separation pay package set forth in this agreement will no longer be available to you.

c)
If you sign this agreement and release of claims, you then will have seven (7) calendar days to revoke the agreement and release if you change your mind. The agreement and release do not become effective or enforceable until expiration of seven (7) calendar days and any revocation must be in writing and received by the undersigned person within seven (7) calendar days after you sign this agreement and release of claims. In order to be effective, the written revocation must be mailed to Lisa Fielden and postmarked within seven (7) calendar days or delivered to Lisa Fielden through personal delivery, telefax (816/435-8546) or email (lmfielden@dstsystems.com) within seven (7) calendar days. Any payments made under Section 2 above must be returned for the revocation to be effective.

12.    This agreement sets forth the entire agreement between you and the Company and replaces or supersedes any other oral or written agreement, except for your continuing obligations under the Ethics Policy, any existing arbitration agreement (including the Company Arbitration Policy) and any Award Agreements you accepted during your employ. The Company has made no representations, agreements or promises other than the representations, agreements and promises specifically stated in this agreement. This agreement cannot be changed except by a written agreement signed by you and myself as representative of the Company. This agreement is for the compromise of potential and disputed claims, and the agreement and the consideration provided by the Company are not, and shall not be construed as, an admission of any liability whatsoever by any DST Entity or Plan.

If you voluntarily agree to the terms of the agreement and release as set forth in this agreement, please sign in the space provided below.

/s/ M. Elizabeth Sweetman
M. Elizabeth Sweetman
Vice President of Global Human Resources
On Behalf of DST Systems, Inc.
and All Persons and Entities
Released Herein

KNOWING AND VOLUNTARY AGREEMENT BY ROBERT TRITT

I have read and fully understand the terms of this agreement. I knowingly and voluntarily agree to the terms set forth in this agreement, which include a release of my claims against DST Entities and the Plans that relate in any way to my employment or the termination of my employment.

Signature:	/s/ Robert Tritt
Robert Tritt